Exhibit 5.2 1101 First Street South Winter Haven, Florida 33880

June 13, 2025

SouthState Corporation
1101 First Street South, Suite 202
Winter Haven, Florida 33880

Ladies and Gentlemen:

I have acted as Senior Vice President and Deputy General Counsel of SouthState Corporation, a South Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-287893) (the “Registration Statement”) filed by the Company pursuant to the Securities Act of 1933, as amended (the “Securities Act”) for the registration by the Company of $350,000,000 aggregate principal amount of the Company’s 7.000% Fixed-to-Floating Rate Subordinated Notes due 2035 (the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of June 13, 2025 (the “Base Indenture”) between the Company and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of June 13, 2025 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, I am of the opinion that:

1.	The Indenture has been duly authorized, executed and delivered by the Company.
2.	The Securities have been duly authorized and executed by the Company.

I am a member of the Bar of the State of South Carolina and the foregoing opinion is limited to the laws of the State of South Carolina and the federal laws of the United States of America, except that I express no opinion as to any law, rule or regulation that is applicable to the Company, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

I hereby consent to the filing of this opinion as an exhibit to a report on Form 8-K filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to my name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, I do

Member FDIC

June 13, 2025

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not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ V. Nicole Comer

V. Nicole Comer

Senior Vice President and Deputy General Counsel

Member FDIC